EXHIBIT 10.69

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT ("Agreement") is by and between Oxygen Biotherapeutics, Inc., with a place of business at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 ("OBI" or "Licensor"), and Valor SA (Cosmetics Division), with a place of business at Boulevard de Grancy 1 – CH1006 Lausanne - Switzerland, ("VCD" or "Licensee"), (each individually referred to herein as a “Party” and collectively referred to as the “Parties”).

WITNESSETH

WHEREAS, OBI is the owner of a perfluorocarbon (“PFC”) based Cosmetic Product as that term is defined below, marketed under the trademark Dermacyte®; and

WHEREAS, OBI possesses the expertise and resources to manufacture Dermacyte; and

WHEREAS, VCD desires to enter into an agreement with OBI for the exclusive right to purchase from OBI bulk Dermacyte to package and sell throughout all the world; and

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which OBI will supply bulk Dermacyte to VCD and license all commercial rights in the Field, as that term is defined below, exclusively to Licensee.

NOW, THEREFORE, in consideration of the premises and promises in this Agreement, the Parties agree as follows:

1.0  CONDITIONS PRECEDENT

This Agreement shall become effective upon OBI’s receipt from VCD of the payment of seventy-five percent (75%) of the estimated costs to complete Product Formulation and Safety Studies on Product VCD has requested in Section 12.1(b) herein (“Effective Date”). Notwithstanding the foregoing, OBI shall have sixty (60) days from the Effective Date to discontinue its sales of Product, including the fulfillment of any orders and termination of advertising and promotional campaigns. The parties acknowledge OBI may be unable to terminate some advertisements previously contracted for and such advertising shall not be deemed a breach of this Agreement by OBI.

2.0  DEFINITIONS

The following defined terms are used in this Agreement. The use of the singular form includes the plural form, and vice versa, as the context requires.

2.1
"Affiliate" of a Party means a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

2.2
"Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management of a Person, whether through ownership of voting securities, by contract or otherwise.

2.3
“Cosmetic Product” means articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance, expressly excluding any article intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body of man or other animals.

2.4	“Dermacyte” means the Cosmetic Product containing PFCs manufactured and distributed by OBI.

2.5	"FDA" shall mean the U.S. Food and Drug Administration and any successor agency.

2.6	"Field" means, and is limited to, applications involving the use of Cosmetic Products and expressly excluding dermatological products or claims.

2.7
"Licensor Patent Rights" means those domestic and foreign Patent Rights that are owned or Controlled by Licensor as of January 1, 2013 as set forth on Schedule A, attached hereto and incorporated herein by reference, and which are subject to change without VCD prior approval, any such change to be automatically incorporated into this agreement upon receipt of written notification of such changes to VCD.

2.8
"Licensed Products" means any Cosmetic Product the packaging, labeling, use or sale of which relies in whole or in part on some or all of the Licensor Patent Rights or OBI Know-How. For clarification, any Product purchased by VCD from OBI is Licensed Product, and includes Product in any package and under any label which VCD may utilize for commercialization.

2.9	"Net Sales" means the gross amount invoiced by Licensee (and/or any sublicensees) for sales of Licensed Products less:

(a)	Transportation charges or allowances actually paid or granted;

(b)	Trade, quantity, cash or other discounts, if any, allowed and paid by Licensee independent parties in arms-length transactions;

(c)	Credits or allowances made or given on account of rejects, returns, recalls or retroactive price reductions for any amount not collected;

(d)	Any tax or governmental charge directly on sale or transportation, use or delivery or services paid by Licensee and not recovered from the purchaser.

2.10
"OBI Know-How" means all information, data, or materials, whether in hard copy or electronic form, that are necessary or useful for the sale, packaging, labeling or other commercialization of Licensed Product(s), which OBI controls as of the Effective Date.

2.11
"Patent Rights" means any and all patent applications and any patents issuing therefrom, worldwide, together with any extensions, registrations, confirmations, supplemental protection certificates and other like forms of patent term extensions, reissues, continuations, divisions, continuations-in-part, reexaminations, corrections, substitutions or renewals thereof, and all foreign counterparts thereof. Where applicable, it shall also mean Trademarks and copyrights.

2.12
"Person" means any natural person, entity, corporation, partnership, firm, organization, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, any government or agency or political subdivision thereof, or any other entity.

2.13	“Product” means a specific formulation of Cosmetic Product containing one or more PFCs, manufactured in bulk quantities by OBI, for purchase by VCD.

2.14	“Territory” means worldwide.

2.15	"Third Party" means any Person other than OBI or Licensee.

3.0  LICENSES

3.1	Licenses:

Subject to the terms and conditions of this Agreement, OBI grants to Licensee, and Licensee accepts an exclusive right and license in the Territory to use, sell, offer to sell, import, export, distribute, package, label and otherwise commercialize in the Field the Product manufactured by OBI or its subcontractors, including the right to sublicense (subject to the terms of this Agreement) under (1) the Licensor Patent Rights and (2) OBI Know-How, provided that such sublicense is granted concurrently with the grant of a sublicense to the Licensor Patent Rights.

3.2	Sublicenses:

Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses of the license granted hereunder, provided that such sublicenses are consistent with the terms of this Agreement. Licensee shall provide a copy of all sublicense agreements to OBI no later than thirty (30) days of executing the same. All such sublicense agreements shall be deemed Confidential Information of Licensee. No sublicense shall relieve Licensee of any of its obligations under this Agreement.

4.0  CONSIDERATION

4.1	Annual License Fee

As consideration for the licenses granted to Licensee in Section 3.1, Licensee shall issue directly to OBI (or its designee), a non-refundable Annual License Fee equal to US$140,000. Twenty-five percent (25%) of the Year 1 Annual License Fee is due within 30 days of the effective date. All Annual License Fees thereafter are due according to the following schedule: US$35,000 on each March 30, June 30, September 30, and December 30. The Year 1 Annual License Fees ($140,000) will be creditable against Product purchased in the first 12 months following the effective date of this Agreement.

4.2	Royalties

As additional consideration for the licenses granted, Licensee shall pay royalties on the Licensed Products in the amount of five percent (5%) of Net Sales, such royalty payments to begin after Licensee has attained ten million dollars (US$10,000,000) in aggregate Net Sales. In support thereof,

(a)
Licensee agrees to make quarterly written reports to OBI within thirty (30) days after the first days of each January, April, July, and October during the life of this Agreement and as of such dates, stating in each such report the number, description, and aggregate selling prices of Licensed Products sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Section 4.2 hereof. The first such report shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report.

(b)
With each such report, Licensee shall remit to OBI the total amount of royalty payments due. All amounts payable to OBI hereunder shall be payable in United States funds, subject to deduction for any taxes, assessments, fees or charges of any kind withheld or imposed by any country on any royalty or other payment payable to OBI hereunder. Payments of royalties that are not made when due shall accrue interest at the rate of one percent (1%) over the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date.

(c)
Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to OBI under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be available no more than once during any calendar year, during normal business hours, upon seven (7) days prior written notice, for inspection by a representative of OBI for the purpose of verifying Licensee's royalty statements or Licensee's compliance in other respects with this Agreement. The representative will be obliged to treat such books and records as Confidential Information.

(d)
Inspections made under this section shall be at the expense of OBI, unless a variation or error in any amount payable to OBI under this Agreement is identified, in which case the expenses of the Inspection shall be paid by Licensee.

5.0  TECHNOLOGY TRANSFER AND DILIGENCE

Failure to meet any requirements in this section shall be deemed a material breach of this Agreement.

5.1	Technology Transfers.

Promptly following the Effective Date, OBI and Licensee shall cooperate to define the scope and content of the transfer of OBI Know-How from OBI to Licensee as necessary or useful for the further packaging and commercialization of the Licensed Products (the "Tech Transfer Scope"). Promptly thereafter, OBI shall disclose and provide Licensee with any and all OBI Know-How then existing which falls within the Tech Transfer Scope and shall provide to Licensee competent and knowledgeable assistance to reasonably facilitate the transfer of such OBI Know-How to and for the use of Licensee in accordance with the terms of this Agreement.

5.2	Diligence Requirements.

Licensee shall use its reasonable best efforts to earnestly and assiduously commercialize, including the packaging, marketing and sale of, the Licensed Products during the Term. Within sixty (60) days of the Effective Date, Licensee shall submit to OBI, for OBI's review and approval (which approval shall not be unreasonably denied) a business plan for the commercialization of Licensed Products which includes: time planned for each phase of commercialization and other items as appropriate of the Licensed Products ("Business Plan"). During such sixty (60) day period, Licensee shall solicit and OBI shall provide input with regard to the Business Plan and, thereafter, Licensee shall provide OBI with quarterly reports including Product purchase forecasts for the next quarter~~.~~

6.0  WARRANTIES; ASSUMPTION OF RISK; INDEMNIFICATION; AND INSURANCE

6.1	OBI's Warranties.

OBI represents and warrants that, as of the Effective Date:

(a)	it is the good faith belief that it holds all rights necessary to grant to Licensee the licenses granted under this Agreement with respect to the Licensor Patent Rights;

(b)
it has received no notification that the Licensor Patent Rights are invalid and has not received written notification from a Third Party claiming that the rights granted hereunder will infringe on any patent or other proprietary right of such Third Party;

(c)	it has not assigned or conveyed, and has not promised to assign or convey, any interest in any Patent Rights inconsistent with the rights granted under this Agreement;

(d)	it has the good faith belief that it holds all rights necessary to grant to Licensee the licenses granted under this Agreement with respect to the OBI Know-How; and

(e)	it has not assigned or conveyed, and has not promised to assign or convey, any interest in any OBI Know-How inconsistent with the rights granted under this Agreement.

6.2	Licensee's Warranties.

Licensee represents and warrants that, as of the Effective Date:

(a)
to its knowledge, the execution, delivery and performance by Licensee of this Agreement do not contravene or constitute a default under any provision of applicable law or any agreement, judgment, injunction, order, decree or other instrument binding upon Licensee; and

(b)
Licensee has no agreement with any Third Party that, by its terms and without a material breach of the terms of such agreement, materially and adversely affects the rights of Licensor or the obligations of Licensee under this Agreement.

6.3	Injunctive Relief:

The Parties recognize and agree that remedies at law for breach by the other Party of its obligations hereunder with respect to confidentiality, indemnification, and use of trade names and trademarks may be inadequate and each Party shall, in addition to any other rights which it may have, be entitled to injunctive relief.

LICENSEE ACKNOWLEDGES AND AGREES FOR THE EXPRESS WARRANTIES AND COVENANTS SET FORTH IN THIS SECTION 6, OBI PATENT RIGHTS AND THE OBI KNOWHOW IS PROVIDED *AS IS.* EACH PARTY DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES OF ANY TYPE REGARDING SUCH RIGHTS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INFRINGEMENT OR TITLE, VALIDITY OR SCOPE OF ANY PATENT RIGHTS, OR ANY WARRANTY OF THE EFFICACY, QUALITY, FUNCTIONALITY, OPERABILITY, USE OR PERFORMANCE OF THE LICENSED PRODUCT (INCLUDING WITHOUT LIMITATION, THE ISSUANCE OF ANY PATENT CONTAINED THEREIN OR THAT THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR ANY OTHER RIGHT OF ANY THIRD PARTY).

6.4	Assumption of Risk.

(a)
Except as otherwise noted below, as between Licensee and OBI, Licensee assumes all responsibility for and all risk of damage or injury that may occur as a result of its, or its sublicensees', storing, filling and finishing, using, marketing, selling, offering to sell, importing, exporting or distributing Licensed Products. Licensee shall indemnify, defend, and hold OBI and its directors, officers, equityholders, agents, employees, Affiliates and representatives (each, an "Licensor Indemnified Party," and collectively, "Licensor Indemnified Parties") harmless for any and all Third Party claims, suits, demands, proceedings, actions, damages, judgments, costs, liabilities, settlement costs or losses, including, without limitation, attorneys' fees, legal expenses, and costs arising from the actions of Licensee with respect to any Licensed Product used, sold, offered for sale, imported, exported, distributed, received or provided as a result of its licensing the OBI Patent Rights or the OBI Know-How under this Agreement, including without limitation (i) any products liability or similar claim for personal injury or property damage; (ii) claims or actions arising from or based on a breach of Licensee's representations and warranties set forth in this Agreement; (iii) claims or actions by Licensee's sublicensees arising from or based on a breach of Licensee's obligations under a sublicense agreement; and (iv) claims arising from clinical trial studies conducted by or on behalf of Licensee related to the Licensed Products, insofar as any such claims do not arise out of the negligence or willful misconduct of Licensor or Licensor Indemnified Party, as applicable. The foregoing right of indemnity for claims shall not be subject to the limitations of liability described in Article 7

6.5	Indemnification.

Subject to Section 6.5, Licensor shall indemnify, defend, and hold Licensee, its directors, officers, and employees, agents, Affiliates, and representatives (each, a "Licensee Indemnified Party," and collectively, "Licensee Indemnified Parties," and together with Licensor Indemnified Party or Licensor Indemnified Parties, the "Indemnified Party" and the "Indemnified Parties," respectively) harmless for any and all Third Party claims, suits, demands, proceedings, actions, damages, judgments, costs, liabilities, settlement costs or losses, including, without limitation, attorneys' fees, legal expenses, and costs arising from Licensor's gross negligence, willful misconduct, or breach of the representations and warranties made hereunder insofar as any such claims do not arise out of the negligence or willful misconduct of Licensee or Licensee Indemnified Party, as applicable. The foregoing right of indemnity for claims shall not be subject to the limitations of liability described in Article 7.

6.6	Notice and Cooperation Requirements.

Subject to Section 6.7 below, any claim to which indemnification applies under Section 6.5 shall be referred to herein as an "Indemnification Claim". If any Indemnified Party intends to claim indemnification under this Article 6, the Indemnified Party shall notify the Party from whom it seeks indemnification (the "Indemnifying Party") in writing promptly upon becoming aware of any claim that is an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that Indemnifying Party is actually prejudiced as a result of such failure to give notice). The Indemnifying Party shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. If the Indemnifying Party does not assume the defense of the Indemnification Claim as aforesaid, the Indemnified Party may defend the Indemnification Claim but shall have no obligation to do so. The Indemnifying Party shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnified Party's interests, without the prior written consent of the Indemnified Party, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party's expense and shall make reasonably available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information shall be subject to Section 8. The indemnification rights of the Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

6.7	Infringement Claims

Notwithstanding anything in this Section 6 to the contrary, in the event that a Third Party asserts a claim challenging the validity or scope of any Licensor Patent Rights and/or the OBI Know-How, Licensor shall have the right to control the defense of such claim, at its sole expense, and none of Licensee or Licensee Indemnified Parties shall offer to settle, settle or otherwise compromise any such claim within the Field without such other Licensee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, Licensor shall have no obligation to defend, or reimburse Licensee hereunder for any defense, to the extent that any such Third Party claim is brought forth in response to an enforcement action brought under Section 10 which Licensor does not approve, in writing, as provided in Section 10.2.1.

6.8	Insurance

(a)
Licensee shall maintain at all times during the Term of the Agreement, and until the date that all statutes of limitation covering claims, actions or suits that may be brought for personal injury based on the packaging, labeling, sale, distribution or use of such Licensed Product have expired in all countries in the Territory., commercial general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than $5,000,000 per occurrence, and which shall name Licensor as an "additional insured" thereunder. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee's liability hereunder.

(b)
Notwithstanding the obligation set forth in Section 6.8(a) above, each Party shall at all times maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to insure against liability. Within 10 days following written request of a Party, the other Party shall furnish a certificate of insurance evidencing such coverage as of such date, and, in the case of a modification or cancellation of such coverage, a new certificate of insurance evidencing coverage that meets the requirements in the first sentence of this Section 6.8.

7.0  LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO: (i) CLAIMS ARISING FROM A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND (ii) BREACHES OF A PARTY'S CONFIDENTIALITY OBLIGATIONS, NO PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA, REGARDLESS OF ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY AVAILABLE UNDER THIS AGREEMENT.

8.0  CONFIDENTIALITY

8.1	Obligations Regarding Confidential Information

(a)
The Parties have entered into a Confidential Disclosure Agreement (“CDA”) effective October 15, 2012 which is hereby incorporated by reference. The maintenance of confidential treatment to disclosed information shall continue for at least five (5) years after termination of this Agreement.

(b)
Licensee and Licensor (as applicable, each a "Receiver") shall each use all reasonable steps to keep confidential, for the term of this Agreement and for five (5) years thereafter, and with respect to trade secrets, for so long as such trade secrets are protected, any Licensee know-how and Licensor know-how, as the case may be, and any other proprietary or business information provided or made available by the other Party (as applicable, each a "Discloser") hereunder ("Confidential Information"), which steps shall include, without limitation, steps no less stringent than the Receiver employs to protect its own Confidential Information. Without the prior written consent of Discloser, Receiver shall not use (except as contemplated by this Agreement), or disclose to any Third Party, any Confidential Information of Discloser; provided, however, that the foregoing shall not apply to Confidential Information that Receiver can establish by written documentation:

(i)	was publicly known at the time of disclosure by Receiver;

(ii)	becomes publicly known, without Receiver's breach of this confidentiality restriction subsequent to such disclosure to Receiver hereunder;

(iii)	was otherwise known by Receiver from a source (other than Discloser) lawfully having the right to possess and disclose such information without restriction;

(iv)	was developed by Receiver independently of the disclosure by Discloser; or

(v)	was known by Receiver without obligation to Discloser prior to receiving such information from Discloser.

8.2	Permitted Disclosures of Confidential Information

The foregoing shall not preclude the disclosure of Confidential Information by Receiver:

(a)
to its legal representatives, Affiliates, agents, consultants, directors, outside subcontractors, sublicensees, development partners, and prospective investors under like confidentiality obligations on the part of the recipients and solely for the purposes of the Receiver fulfilling its obligations under this Agreement;

(b)
to the extent required by law or regulation, provided that to the extent reasonably possible, Receiver shall give prompt written notice of the proposed disclosure to Discloser so as to allow Discloser an opportunity, at its own cost and expense, to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such Confidential Information;

(c)
to Regulatory Authorities, to the extent that such Confidential Information is reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of Licensed Products or for the purpose of conducting clinical testing; or

(d)
to the extent that such Confidential Information is reasonably required to be disclosed for the purpose of prosecuting or defending litigation; provided, however, the Receiver shall promptly notify the Discloser of such request and cooperate with the Discloser to obtain any and all possible protection for such Confidential Information prior to providing same to requestor, if such is ultimately required.

8.3	Confidentiality of This Agreement.

Except as otherwise provided in this Agreement or as may be required under federal securities laws, the terms of this Agreement shall not be disclosed by either Party to any Third Party or be published unless both Parties expressly agree in writing. The Parties acknowledge this may be a material contract as that term is defined by the Securities and Exchange Commission (“SEC”) and as such may be subject to disclosure for that purpose.

8.4	Extension of Obligations.

Licensee shall require each of its sublicensees to agree in writing to be bound by all confidentiality obligations as set forth in this Section 8.

9.0  PATENTS

9.1	Patent Prosecution and Maintenance.

OBI shall maintain, be responsible for, and shall control all of the Licensor Patent Rights. The fees incurred for any new patents or trademarks not listed under Schedule A as of January 1, 2013 shall be borne by Licensee, who shall within thirty (30) days following receipt of invoices, reimburse Licensor one hundred percent (l00%) of all costs of prosecuting and maintaining such OBI Patent Rights incurred.

9.2	Further Assurances.

The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

9.3	Patent Marking.

Licensee shall, and shall require each of its sublicensees to, comply with all applicable laws with respect to patent marking, including without limitation patent marking for Licensed Products covered by composition claims in the OBI Patent Rights that Licensee and/or any of its sublicensees sells.  Licensee shall provide copies of the patent mark to OBI for review and comment prior to commercial sale thereof.

10.0  ENFORCEMENT OF INTELLECUAL PROPERTY RIGHTS

10.1	Infringement Notice.

(a)
If OBI becomes aware of any infringement or threatened infringement of any Licensor Patent Rights in the Field, then OBI shall give notice to Licensee within ten (10) business days of becoming aware of such infringement or threat.

(b)
If Licensee becomes aware of any infringement or threatened infringement of any OBI Patent Rights in the Field, then Licensee shall give notice to OBI within ten (10) business days of becoming aware of such infringement or threat.

10.2	Enforcement Actions.

(a)
In the case of any infringement of any OBI Patent Right by any Third Party (an "Infringer") in the Field during the Term, Licensee shall have the right and the obligation, at Licensee's expense, to cause such Third Party to cease such infringement and to otherwise enforce such Licensor Patent Right. Licensor shall assist Licensee as reasonably requested, at Licensee's expense, in taking any such action against any such Infringer. Any amount recovered as a result of any action taken by Licensee hereunder shall be retained by Licensee. If, following reasonable notice from the OBI, Licensee shall fail to take any action against any Infringer which Licensor may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefore, in addition to any other remedy available to it, Licensor may, upon notice to Licensee, take any steps OBI may deem appropriate against such Infringer at OBI's own expense. Licensee shall assist OBI, at OBI's expense, as reasonably requested in taking any such action against any such Infringer. Any amount recovered as a result of any such action taken by OBI shall be retained solely by OBI. This paragraph shall survive the termination or expiration of this Agreement.

(b)
No settlement, compromise, consent judgment or any voluntary final disposition of the suit may be entered into by Licensee without the prior written consent of OBI, which consent shall not be unreasonably withheld or delayed.

10.3	Patent Actions.

(a)
In the event that Licensee files an action for a declaratory judgment of patent invalidity, initiates a re-examination or opposition proceeding, interference, or otherwise challenges the validity or enforceability of any of OBI’s Patent Rights (each a "Patent Action"):

(b)
Such Patent Action will be resolved, upon written notice of its demand for arbitration ("Demand") to OBI, by arbitration under 35 U.S.C. 294 (and, in the event of an interference action, under 35 U.S.C. l35) and the United States Arbitration Act 9 U.S.C. ss. 1 et seq., to the extent not inconsistent with 35 U.S.C. 294 or 35 U.S.C. 135. The arbitration shall be administered by the American Arbitration Association ("AAA") under its Supplementary Rules for the Resolution of Patent Disputes and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed within thirty (30) days of the filing of a Demand and discovery shall be limited to a period of sixty (60) days. The written decision and award shall be rendered within six (6) months of the filing of the Demand. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing and to provide a reasoned written opinion setting forth the findings of fact and conclusions of law. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, or except as required by law, all matters relating to the arbitration, including the award, shall be held in confidence by the parties.

(c)
Licensee shall continue to pay all Annual Licensing Fees and other payment obligations due under this Agreement during the pendency of any Patent Action, without the right to recoup any amounts paid under this Agreement in the event that the Patent Action is upheld.

(d)
In the event there is no judgment of invalidity or infringement with respect to the Licensor Patent Rights, Licensee shall reimburse all of Licensor's costs and expenses (including without limitation, attorneys' and experts' fees) arising from its defense of such action.

11.0  TERM & TERMINATION

11.1	Term.

(a)	Unless terminated earlier, according to the provisions of sections 11.2 or 11.3, the premises and promises and this Agreement are in effect for five (5) years from the Effective Date.

(b)
Either Party may terminate this Agreement in the event of breach of a material obligation of the other Party if such breach remains uncured thirty (30) days after written notice of such breach is delivered to such breaching Party.

(c)	OBI may cancel this Agreement with ten (10) business days notice in the event of a failure to pay Annual License Fees or Royalty Fees when due.

11.2	Termination for Cause

(a)
OBI shall have the right to terminate this Agreement immediately upon notice in the event VCD ceases to conduct its operations in the normal course of business, including inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against VCD, or a receiver is appointed for VCD.

(b)
OBI may terminate this Agreement without penalty immediately following written notice if Licensee (i) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (ii) makes or attempts to make an assignment for the benefit of its creditors.

11.3	Effect of Termination

(a)
Except as expressly set forth herein, all licenses, rights and obligations under this Agreement shall immediately end upon termination of this Agreement for any reason; provided, however, that termination of this Agreement shall not release any Party from any payment obligation that has accrued as of the effective date of the termination. Without limiting the foregoing, Licensee shall pay OBI, within thirty (30) days after such termination, amounts equal to all reimbursable expenses payments and all other payments which were owed by Licensee. In addition, for a termination other than expiration as set forth in Section 12.1, Licensee, its Affiliates, and sublicensees, as applicable, shall return to OBI within sixty (60) days of termination all tangible OBI Know-How and Confidential Information provided to Licensee by Licensor pursuant to this Agreement.

(b)
Upon termination of this Agreement VCD shall pay to OBI all undisputed amounts then due and payable, including any due but unpaid Annual License Fees and Development Costs. VCD shall be responsible for the purchase of Product which constitute Firm Orders as of the effective date of termination; and OBI shall not otherwise be responsible for any material ordered by VCD in anticipation of forecasts or future orders or for costs or profits on Products not supplied.

(c)
The respective rights and obligations of the Parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations including, but not limited to, insurance, indemnification, confidentiality, regulatory compliance, records retention, audit rights, and recall responsibilities.

(d)	VCD shall pay Royalty Fees as they become due on any Product purchased prior to termination.

12.0	PRODUCT DEVELOPMENT

12.1	Product Development

(a)	At the request of VCD, OBI shall use reasonable efforts to develop Product to meet VCD’s needs.

(b)	VCD has requested OBI to develop the following Products:

(i)	Dermacyte Concentrate with a PFC content of fifty percent (50%) or greater

(ii)	Dermacyte Eye Complex with a PFC content of twenty-five percent (25%) or greater

(iii)	Dermacyte Day cream with a PFC content of one percent (1%) or greater

(iv)	Dermacyte Night cream with a PFC content of percent (3%) or greater

12.2	Product Development Costs

(a)	VCD shall be responsible for the payment of all costs for Product development (“Product Development Costs”).

(b)	OBI shall provide VCD with estimates for costs to be incurred and no costs shall be incurred by OBI until they have received seventy-five percent (75%) of the estimated costs.

(c)	VCD shall reimburse OBI for the actual costs incurred within thirty (30) days of VCD’s receipt of a final expense report from OBI,which will include a 10% markup for administrative overhead..

(d)
All intellectual property and Know-How generated from or in connection with Product Development shall be owned exclusively by OBI and shall be incorporated as part of the License granted to Licensee hereunder.

12.3	Product Formulation

(a)
OBI shall develop formulations for each Product requested by VCD. VCD shall have no right to independently develop formulations for Product. VCD shall approve all formulations prior to OBI’s manufacture of Product.

(b)	Product formulation costs will be considered Product Development Costs.

12.4	Safety Testing

(a)	OBI shall conduct toxicology, stability and other safety tests (“Safety Testing”) on all Product(s) prior to making such Product(s) available for purchase by VCD.

(b)	All Safety Testing shall be considered Product Development Costs.

12.5	Cosmetic Clinical Trials

(a)	Upon mutual agreement of the Parties, OBI shall conduct cosmetic clinical trials on Product(s).

(b)	Such cosmetic clinical trials will be considered Product Development Costs.

(c)	VCD shall have the right to review and approve all study protocols prior to implementation.

12.6	Packaging and Labeling

(a)	OBI’s obligations for packaging and labeling are limited to the packaging of bulk Product in a container that is appropriately labeled for shipment to VCD or VCD’s designee.

(b)	VCD shall be solely responsible for, and shall bear all costs of, the final packaging and labeling of all Licensed Product.

(c)	OBI packaging, labeling and shipping shall be considered manufacturing costs.

13.0  PRODUCT SUPPLY

13.1	Delivery.

(a)	VCD shall provide forecasts of the quantity of Product required for the next quarter (“Forecasted Orders”) as part of their quarterly reports in accordance with section 5.2(b) above.

(b)
VCD shall provide a Purchase Order for each Product sixty (60) days prior to delivery date (“Firm Order”). OBI shall furnish Products within the timeframe established at the time VCD requests the shipment. OBI agrees to use its best efforts to meet any request by VCD for delivery of Products prior to a delivery date stated in the applicable Purchase Order. OBI shall notify VCD of any Late Delivery and specify the estimated delivery date and the circumstances causing the delay, keeping VCD informed about the status of the Late Delivery.

(c)	VCD shall be solely responsible for all transportation expenses and risk of loss or damage to Products. OBI shall ship Products in compliance with all Applicable Laws.

(d)	OBI shall pack and ship all Products in accordance with the VCD shipping specifications given at the time the shipping request is made to ensure that no damage shall result during shipping.

(e)	All shipments of Product delivered by OBI shall be accompanied by the appropriate Material Safety Data Sheet (“MSDS”).

13.2	Pricing/Payment.

(a)	Purchase price of Product will be OBI’s actual manufacturing costs plus twenty-five percent (25%) for administrative overhead.

(b)
Upon receipt of a Purchase Order signed by both parties, VCD will issue a payment equal to fifty percent (50%) of the total Purchase Order amount. All payments will be issued as follows, or in accordance with such other written instructions as OBI shall provide:

Oxygen Biotherapeutics, Inc.
Attention: Accounts Payable
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

(c)
OBI shall prepare and deliver to VCD an invoice for each lot of released Product purchased hereunder. All invoices shall be submitted in writing issued as follows, or in accordance with such other written instructions as VCD shall provide:

Valor SA (Cosmetics Division)
Attention: Stéphane Ledermann
Boulevard de Grancy, 1
CH-1006 Lausanne
Switzerland

(d)
All invoices shall be submitted contemporaneously with or subsequent to the release of Product under the Purchase Order. The invoices shall specify the price of the Product, the Purchase Order number, the quantity of Product actually released, and any prior amount paid by VCD to OBI against the applicable Purchase Order as provided for in section 12.2(a). In no event shall any invoice be dated prior to the date of release.

(e)
Payment terms for each undisputed shipment of Products shall be net thirty (30) days from the date of invoice, provided that no invoice shall be dated prior to the delivery and acceptance of corresponding Products.

13.3	Specifications; Quality:

(a)	OBI shall label and package Product in accordance with the provisions of all Laws, Product Specifications and Purchase Order specifications, as applicable.

(b)
Product released pursuant to this Agreement shall comply with the Product Specifications. A Certificate of Analysis showing the Product name, lot or batch number, date of manufacture, release date, and the specifications and results of the analysis of all Product properties requested by VCD, will be provided by OBI with each lot of manufactured Product.

(c)
Subject to Applicable Laws, neither the Product Specifications, nor any change in any Product that may alter its properties, impurities, or any other characteristic of the Products, may be changed without VCD’s prior written consent. OBI shall not unreasonably withhold its agreement to any change in the Product Specifications requested by VCD. OBI shall not make any substitutions for Products ordered without the prior written approval of VCD.

(d)	OBI is responsible for retaining samples of each lot of Product.

13.4	Notice of Claim or Rejection.

(a)
In the event that VCD learns, or should reasonably learn, of any claim with respect to Product, VCD will inform OBI in writing of the claim. OBI’s sole responsibility shall be replacement of Product. OBI will not be responsible for replacing or reimbursing the cost of the packaging, labeling, or other processing costs incurred by VCD.

(b)	Should the Product fail to meet specifications during its labeled shelf life, VCD is responsible for the recall and disposition of Product

(c)
In the event that a shipment of Product fails to conform to Purchase Order or to meet any warranty hereunder, VCD shall notify OBI within ten (10) days of receipt of Product. Notification of non-conformity must (1) be in writing, and (2) contain specific details regarding the nature of the defects, and (3) specify the specific Product(s) and Purchase Order the affected product was purchased under. Upon receipt of such notice, OBI shall advise VCD on whether to return such Product(s) to OBI or store them pending instructions from OBI as to their disposal. Issuance of the notice of non-conformity shall be deemed a rejection of that portion of the shipment which was non-conforming and payments made in advance of rejected Product shall be credited to the next Purchase Order or replacement Product will be immediately shipped, at OBIs sole discretion.

13.5	Audits.

VCD shall have the right to audit and inspect all inventory of the Products contained at OBI facility. Such audits or inspections shall occur not more than once per year (unless for cause), shall occur during business hours and shall be scheduled by VCD at least ten (10) days in advance. Purposes for such inspections may include compliance with Product Specifications, Purchase Orders, and/or investigations of complaints and/or compliance with any Laws or the terms of this Agreement. VCD’s audit and inspection rights hereunder shall not extend to any portions of such facility, documents, records or other information: (i) which do not relate to the Products, or (ii) to the extent they relate or pertain to third parties or their products or materials.

13.6	Regulatory and Environmental Compliance:

(a)
To the extent an Adverse Event of which a Party becomes aware implicates supply of the Product, such Party shall promptly inform the other Party of such Adverse Event and shall disclose to the other Party any information it has regarding that Adverse Event.

(b)
If any Governmental Authority shall take any action which shall require a response or action by either Party with respect to Products, Product Specifications, or any operating procedure affecting the Products, the Parties shall immediately notify each other of the required response or action. This specifically includes receiving and responding to 483s and/or Warning Letters or items of a similar nature issued by an inspecting authority.

(c)	In carrying out its obligations under this Agreement, the Parties shall comply in all respects with Applicable Laws in effect.

14.0  MISCELLANEOUS

14.1	Information Exchange.

During the Term of this Agreement, the parties shall promptly notify each other of any report of an adverse event associated with the use of any Licensed Product. Licensee shall have sole discretion in determining what action, if any, is to be taken in connection with any such adverse event report relating to a Licensed Product. Licensor shall have sole discretion in determining what action, if any, is to be taken in connection with such adverse event report relating to any other products.

14.2	Subcontracting.

The Parties acknowledge that each has the right to enter into subcontracts as they shall deem necessary in order to carry out their obligations under this Agreement. The use of such subcontractors shall not relieve either Party from any of its obligations or liabilities hereunder. Nothing herein shall constitute any contractual relationship between the non-subcontracting Party and any subcontractor of the subcontracting Party or any obligation on the part of the non-subcontracting Party to pay, or be responsible for the payment of, any sums to any such subcontractors. The subcontracting Party shall be responsible for all work performed by, and for acts, omissions, or negligence of its subcontractors and for compliance of its subcontractors with the requirements of this Agreement, and all Laws to the same extent that the subcontracting Party would be responsible if they were doing such work directly.

14.3	Force Majeure.

Subject to the provisions hereof, if supervening events, including, but limited to, natural disasters, acts of government after the Effective Date of this Agreement, power failure, acts of God, labor disputes, riots, acts of war, or epidemics, (each, a “Force Majeure Event”), beyond the reasonable control of a party hereto occur that render performance by such party of its obligations under this Agreement impossible, then such party is excused from whatever performance is rendered impossible by the Force Majeure Event (“Suspension of Performance”); provided that (i) such Force Majeure Event is unforeseeable, (ii) such party is without fault in causing such Force Majeure Event, (iii) such party informs the other party immediately of such Force Majeure Event, (iv) such party promptly informs the other party of the length of the expected delay, (v) such party takes all reasonable actions to avoid or overcome such Force Majeure Event, to mitigate damages hereunder, and to mitigate the length of any such Suspension of Performance, and (vi) such party, to the extent it is able, continue to perform its obligations under this Agreement, unless otherwise directed by the other party. A party’s performance of covenants (i) to (iv) herein are conditions precedent to its Suspension of Performance and covenants (v) and (vi) herein are conditions precedent to its continued Suspension of Performance. If the Suspension of Performance continues, or is expected to continue, for more than sixty (60) days, then the other party is entitled to terminate this Agreement upon giving notice thereof to the party which is excused by the Suspension of Performance. Force Majeure Event includes the unavailability of materials, equipment or transportation that is caused by a Force Majeure Event. Force Majeure Event does not include economic hardship, changes in market conditions, unavailability of materials, equipment or transportation that is caused by an event other than a Force Majeure Event, or insufficiency of funds.

14.4	Independent Contractor.

In all matters relating to this Agreement, the Parties shall be acting as independent contractors. Neither Party shall have any authority to and shall not assume or create any obligation, express or implied, on behalf of the other Party and shall have no authority to and shall not represent itself as an agent, employee, or in any other capacity of such other Party.

14.5	No Third Party Beneficiaries:

No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a party hereto.

14.6	Assignment.

Licensee may not assign any of its rights or delegate any performance under this Agreement without OBI's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee may freely assign all of its rights and delegate its entire performance under this Agreement: (i) in connection with the acquisition of all, or substantially all, of its assets, or any merger, acquisition or reorganization of or by Licensee. Any purported assignment or delegation of this Agreement in violation of this Section shall be null and void and of no effect. Subject to the foregoing provisions, this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of Licensee and Licensor.

14.7	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

14.8	Waiver.

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach, default or noncompliance under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval or on part or noncompliance under this Agreement or any waiver by a Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the Parties, shall be cumulative and not alternative.

14.9	Dispute Resolution.

(a)
Except as set forth in Section 10.3, all disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be finally and exclusively settled by binding arbitration to be conducted under the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") or its successor in accordance with the procedure set forth in this Section.

(b)	The arbitration shall be held in Raleigh, North Carolina before a single arbitrator appointed in accordance with the ICC Rules.

(c)
The Parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto and shall proceed and be completed expeditiously thereafter. Each Party agrees to select one arbitrator within thirty (30) days of the commencement of the arbitration and the arbitrators selected by the Parties will select the arbitrator who will preside over the dispute. The arbitrator shall have the power to order the production of documents by each Party and any Third-Party witness that the arbitrator deems to be relevant to the issues in dispute. The arbitrator's decision and award shall be made and delivered within ninety (90) days of the conclusion of the arbitration proceeding. The arbitrator's decision shall set forth in writing a reasoned basis for any award of damages or finding of liability. It is the intent of the Parties that the arbitration proceed in a manner that is efficient and cost-effective.

(d)
The Parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys' fees, incurred by the other Party in enforcing the award. This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section shall be enforceable in any court of competent jurisdiction.

14.10	Consent to Jurisdiction.

Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of the ICC Rules to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of any state court of North Carolina for the purpose of enforcing the arbitration provisions of this Agreement and enforcing any arbitrator's award; provided, however, that to the extent necessary to avoid irreparable harm, either Party may seek temporary or preliminary injunctive relief in accordance with Section 14.9 above. Each Party further irrevocably waives any objection to proceeding before the arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration hereunder has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Parties hereto.

14.11	Joint Drafting.

The Parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in licensing transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

14.12	Governing Law.

This Agreement shall be construed, and the respective rights and obligations of the Parties determined, according to the substantive laws of the State of North Carolina, notwithstanding any contrary conflict of laws provisions thereof; provided that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

14.13	Bankruptcy/Insolvency.

(a)
All licenses granted under this Agreement by either Party to the other Party including, without limitation, licenses of any interests in the (i) the Licensor Patent Rights, (ii) the OBI Know-How, (iii) the Licensed Products, and any embodiments of any such intellectual property and all other intellectual property in which Licensor has any interest (collectively, the "Intellectual Property"), for all purposes of Section 365 of Title 11 of the United States Code ("Title 11"), constitute "intellectual property" as defined in Title 11. During the term of this Agreement, each Party shall create and maintain current copies to the extent practicable of all such Intellectual Property. If a bankruptcy proceeding is commenced by or against OBI under Title 11 (a “Bankrupcy Proceeding”), the Licensee shall be entitled to obtain and retain a copy of any and all such Intellectual Property, and the same, if not already in the possession of Licensee at the commencement of the Bankruptcy Proceeding, shall be promptly delivered by the Party which commenced the Bankruptcy Proceeding or its duly appointed Trustee in the Bankruptcy Proceeding (the "Trustee") to Licensee upon the written request of Licensee. If Licensor or OBI commences a Bankruptcy Proceeding and that Party or its Trustee rejects this Agreement pursuant to Section 365 of Title 11, Licensee may, in its sole and absolute discretion, elect pursuant to Section 365(n) of Title 11 to either (i) retain all rights granted to Licensee under this Agreement to the extent permitted by law, including, without limitation, all rights to enforce all exclusivity provisions with respect to the Intellectual Property and any agreements supplementary to this Agreement to the Intellectual Property and any embodiments of the Intellectual Property or (ii) treat this Agreement as terminated.

(b)
In the event that (i) a Bankruptcy Proceeding is commenced by OBI or (ii) this Agreement is rejected in a Bankruptcy Proceeding of OBI pursuant to Section 365 of Title 11, Licensee retains all rights, in its sole and absolute discretion, to enforce its exclusive license, in the Territory to all of the Intellectual Property as set forth in this Agreement, with the right to sublicense (subject to the terms of this Agreement) under the Licensor Patent Rights, to develop, make, have made, use, sell, offer to sell, import, export, distribute, manufacture and otherwise commercialize the Licensed Products in the Field; provided, however, that Licensee shall continue to fulfill its royalty obligations under this Agreement. Licensee agrees to pay Licensor, or any Trustee in such Bankruptcy Proceeding of Licensor, a royalty for such a license equivalent to the license royalty provision provided in this Agreement and these rights shall survive termination or expiration of this Agreement pursuant to a Bankruptcy Proceeding.

14.14	Remedies.

Unless otherwise set forth herein, the rights and remedies set forth in this Agreement are cumulative with and not exclusive of any other remedy. The exercise by either Party of any right or remedy conferred by this Agreement does not preclude the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by statute or otherwise. It is specifically understood and agreed that any breach of the provisions of this Agreement will result in irreparable injury to the other Party hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which such Party may have, such other Party may enforce their respective rights by actions for specific performance (to the extent permitted by law)

14.15	Export Law.

Notwithstanding anything to the contrary contained herein, all obligations of Licensee and Licensor are subject to prior compliance with the export regulations and such other laws and regulations of the countries in which they reside or perform any activities under this Agreement and to obtaining all necessary approvals required by the applicable agencies of the governments of those countries.

14.16	Ownership of Enhancements.

Any changes, modifications, refinements, improvements or other enhancements to the Licensor Patent Rights and/or the OBI Know How developed by Licensee shall be owned exclusively by Licensor.

14.17	Entire Agreement.

This Agreement, the recitals and any attachments, schedules or exhibits appended hereto, embody the entire understanding between the Parties relating to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. None of the terms of this Agreement can be modified, amended or waived except by an instrument in writing executed by authorized representatives of each Party.

14.18	Headings.

Headings in this Agreement are included for ease of reference only and have no legal effect.

14.19	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. One or more counterparts of this Agreement or any exhibit or schedule hereto may be delivered via FAX or e-mail, with the intention that they shall have the same effect as an original counterpart hereof.

14.20	Survival.

The respective rights and obligations of the Parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations related to insurance, indemnification, confidentiality, regulatory compliance, records retention, audit rights, and recall responsibilities and specifically sections 4.2, 6.4, 6.5, 6.6, 6.7, 6.8(a), 7.8, 13.4, 14.7, 14.9, 14.10, 14.12, 14.13(b) and 14.14.

IN WITNESS WHEREOF, the parties have executed this License And Supply Agreement and acknowledge they have the authority to enter into this agreement.

OXYGEN BIOTHERAPEUTICS, INC.	VALOR SA

By/Signature: _________________________________	By/Signature:____________________________

Name: Michael Jebsen	Name: _________________________________

Title: President, Chief Financial Officer	Title: _________________________________

Date: _________________________________	Date: _________________________________